Exhibit 21

SUBSIDIARIES OF GLADSTONE LAND CORPORATION

Arizona

East Shelton Road, LLC

California

Broadway Road Moorpark, LLC

Dalton Lane Watsonville, LLC

Natividad Road Salinas, LLC

San Andreas Road Watsonville, LLC

West Beach Street Watsonville, LLC

West Gonzales Road Oxnard, LLC

Delaware

Gladstone Land Advisers, Inc.

Gladstone Land Limited Partnership

Gladstone Land Partners, LLC

Florida

Colding Loop Road Wimauma, LLC

Keysville Road Plant City, LLC

Trapnell Road Plant City, LLC

Michigan

20th Avenue South Haven, LLC

38th Avenue Covert, LLC

Oregon

Oregon Trail Highway, LLC

Sequoia Street Brooks, LLC